11. CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
As part of the reorganization of the Rochdale Atlas
Portfolio into the Fund, the Fund's Trustees, upon the recommendation of the Audit Committee, appointed KPMG LLP (KPMG) as the Fund's independent registered public accounting firm.
The previous reports issued by Tait, Weller &
Baker LLP on the Fund's financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended December 31, 2006 and December 31, 2005: (i) there were no disagreements with Tait, Weller & Baker LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller & Baker LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.
       As indicated above, the Fund has appointed
KPMG as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending November 30, 2007. During the Fund's fiscal years ended
December 31, 2006 and December 31, 2005 and previous periods presented in the financial highlights, neither the Fund nor anyone on its behalf has consulted KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements;
or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).